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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          PEMCO AVIATION GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           Pemco Aviation Group, Inc.
                             1943 North 50th Street
                           Birmingham, Alabama 35212

                                 April 14, 2001

To the stockholders of Pemco Aviation Group, Inc.:

   You are cordially invited to attend the annual meeting (the "Annual Meeting") of stockholders of Pemco Aviation Group, Inc., a Delaware corporation (the "Company"), to be held at 9:00 a.m., local time, on Thursday, May 17, 2001, at the Company's principal executive offices at 1943 North 50th Street, Birmingham, Alabama 35212. Formal Notice of the Annual Meeting, a Proxy Statement and a form of Proxy accompany this letter.

   Also enclosed is the Company's 2000 Annual Report on Form 10-K.

   Information about the meeting and the various matters on which the stockholders will act is included in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Please carefully consider the enclosed Proxy Statement and execute and return your Proxy so that the Company may be assured of the presence of a quorum at the Annual Meeting. A postage prepaid envelope is enclosed for your convenience in replying. The prompt return of your Proxy will be of great assistance in reducing the expense of subsequent mailings. If you attend the Annual Meeting, and so elect, you may withdraw your Proxy and vote in person.

                                          Sincerely,

                                          /s/ Ronald A. Aramini
                                          President and Chief Executive
                                          Officer

                           Pemco Aviation Group, Inc.
                             1943 North 50th Street
                           Birmingham, Alabama 35212

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

   To the stockholders of Pemco Aviation Group, Inc.:

   Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Pemco Aviation Group, Inc. (the "Company") will be held at 9:00 a.m., local time, on Thursday, May 17, 2001, at the Company's principal executive offices at 1943 North 50th Street, Birmingham, Alabama 35212.

   The Annual Meeting is being called for the following purposes:

    1.  To elect nominees to the board of directors of the Company (the
        "Board").

    2. To approve an amendment to the Company's Non-Qualified Stock Option Plan (the "Option Plan Amendment").

    3. To ratify the appointment of the Company's independent pubic accountants (the "Appointment of Accountants").

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board has fixed the close of business on March 30, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

   After careful consideration, the Board has determined that the Option Plan Amendment and the Appointment of Accountants are advisable and has directed that they be submitted to the Company's stockholders for their approval. The Board unanimously recommends that you vote in favor of the election to the Board of each nominee named in the Proxy Statement, the Option Plan Amendment and the Appointment of Accountants.

   Accompanying this Notice of Annual Meeting is a Proxy. Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

   All stockholders are cordially invited to attend the Annual Meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Ronald A. Aramini
                                     President and Chief Executive Officer

Birmingham, Alabama
April 14, 2001

                          Pemco Aviation Group, Inc.
                            1943 North 50th Street
                           Birmingham, Alabama 35212

                                PROXY STATEMENT

General

   The board of directors (the "Board") of Pemco Aviation Group, Inc. (the "Company") is soliciting the enclosed Proxy for use at the annual meeting of stockholders to be held on May 17, 2001, at 9:00 a.m., local time, at the principal executive offices of the Company at 1943 North 50th Street, Birmingham, Alabama 35212 (the "Annual Meeting"). This Proxy Statement was first mailed to stockholders on or about April 14, 2001.

   All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

Voting

   Stockholders of record at the close of business on March 30, 2001 will be entitled to vote at the Annual Meeting. As of March 30, 2001, 4,027,815 shares of common stock, par value $.0001 per share, of the Company (the "Common Stock") were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, constitutes a quorum.

   Once a quorum of the stockholders is established, the following votes are required to approve each item of business at the meeting:

  . Election of Directors: A plurality of the votes cast at the Annual Meeting (in person or by proxy) is required to approve the election of directors.

  . Other Items: A majority of the votes cast at the Annual Meeting (in person or by proxy) is required to approve the other items of business (the Option Plan Amendment, the Appointment of Accountants and any other business).

   Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Unless instructed to the contrary, the shares represented by the Proxies will be voted for the election of directors, the Option Plan Amendment, and the Appointment of Accountants.

Revocability of Proxies

   A Proxy may be revoked by written notice to the Vice President--Legal and Corporate Affairs of the Company at any time prior to the voting of the Proxy, or by executing a later-dated Proxy or by attending the Annual Meeting and voting in person. Unless instructed to the contrary, unrevoked Proxies will be voted for the election of the nominees to the Board, for the Option Plan Amendment and for the Appointment of Accountants.

Solicitation

   The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

General

   The Board currently consists of six directors that are divided into three classes, with staggered terms of office. The terms of office of each class expire in successive years. The terms for the Class I directors, Messrs. Aramini and Bowling, expire at this Annual Meeting. The terms for the Class II directors, Messrs. Holdsworth and Richards, will expire in 2002. The terms for the Class III directors, Messrs. Tennenbaum and Gold, will expire in 2003. The Board of Directors is recommending the election to Class I of directors, Ronald
A. Aramini and Harold T. Bowling. Each of the Class I directors elected at this Annual Meeting will serve three-year terms expiring at the 2004 Annual Meeting of stockholders or until his respective successor is elected and qualified, or until his earlier resignation or removal.

Vote Required; Board Recommendation

   The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect the two director nominees to the Board. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the nominees receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the Proxies will be voted for the election of each of the two nominees named below as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the Proxies will be voted for another person or persons designated by the Board. In no event will the Proxies be voted for more than two nominees.

   The Board unanimously recommends that you vote in favor of the election to the Board of each nominee named in this Proxy Statement.

Director Nominees and Current Directors

   The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow.

 Nominees

   Harold T. "Skip" Bowling (age 66) was appointed to the Board in September 1999 and as Vice Chairman of the Board in April 2000. Mr. Bowling was an executive with Lockheed Martin for 43 years. From 1995 until his retirement in February 1997, he served as President of Lockheed Martin Aeronautics International (military/commercial aircraft maintenance/modification business). Mr. Bowling received a B.S. in Aeronautical Engineering from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

   Ronald A. Aramini (age 55) was appointed as a member of the Board and became President and Chief Executive Officer of the Company in January 2000. From September 1996 to July 1999, Mr. Aramini served as the Senior Vice President-- Operations for America West Airlines, Inc., where he was responsible for safety, on-time performance, customer satisfaction and cost controls for the company's 600 daily flights. Prior to this position, he served as President and Chief Executive Officer of Allegheny Airlines from September 1993 to August 1996.

 Directors Whose Terms Expire in 2002

   Mark K. Holdsworth (age 35) was appointed as a member of the Board in September 1999. He is a founding Principal of Tennenbaum & Co., LLC and has served in that capacity since June 1996. He is also a founding partner of Special Value Management, LLC, an investment fund focused on high yield bonds and special situation investments. Prior to joining Tennenbaum & Co., LLC, Mr. Holdsworth served as Vice President, Corporate Finance of US Bancorp Libra, a high yield debt securities investment banking boutique, from June 1994 to June 1996. Mr. Holdsworth also worked as an Associate at Goodtab Corporation, a Los Angeles real estate advisory firm, from August 1992 to June 1994 and in corporate finance at Salomon Brothers, Inc. from August 1988 to June 1990. He received a B.S. in Physics from Pomona College, a B.S. with honors in Engineering and Applied Science from the California Institute of Technology and an M.B.A. from Harvard University.

   Thomas C. Richards (age 71) was appointed as a member of the Board in August 1995. General Richards was President of the National Security Industrial Association of Washington, D.C., a nonprofit corporation, from September 1995 until March 1997. General Richards has served as a consultant to Cubic Defense Systems of San Diego, California and Mantech International of Fairfax, Virginia, companies which are involved in the aviation and defense industry, since January 1994. He was appointed by the President as the Administrator of the Federal Aviation Administration from May 1991 to January 1992, after having served on the Aviation Security and Terrorism Commission which was formed by the President to review the Pan Am 103 accident. General Richards retired as a four star General from the U.S. Air Force in November 1989 after 33 years of service, the last three of which were spent commanding the day-to-day operations of the U.S. European Command. General Richards currently serves on the advisory board of the Falcon Foundation. He received a B.A. from the Virginia Institute of Technology and an M.A. in Communications from Pennsylvania State University and attended the Army War College.

 Directors Whose Terms Expire in 2003

   Matthew L. Gold (age 58) has served as a member of the Board since December 1986. He served as Chairman of the Board from December 1986 until September 1999 and as President and Chief Executive Officer of the Company from December 1986 until December 1999. Mr. Gold received a B.A. from Emory University and a J.D. from the University of Tennessee.

   Michael E. Tennenbaum (age 65) was appointed Chairman of the Board in September 1999. Mr. Tennenbaum has been the Managing Member of Tennenbaum & Co., LLC since its inception in June 1996. Mr. Tennenbaum is the Managing Member of Special Value Investment Management, LLC, an investment fund focused on high yield bonds and special situation investments. Mr. Tennenbaum currently serves on the board of directors of Party City Corporation together with certain privately-held companies. Mr. Tennenbaum previously served on the boards of directors of Arden Group, Inc.; Bear, Stearns & Co., Inc.; Jenny Craig, Inc.; Sun Gro Horticulture, Inc.; and Tosco Corporation. Mr. Tennenbaum received a B.S. from the Georgia Institute of Technology in Industrial Engineering and an M.B.A., with honors, from Harvard University.

Information Concerning the Board and Certain Committees Thereof

   The Board. The Board held five meetings during 2000. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

   Audit Committee. The Audit Committee, which currently consists of Messrs. Holdsworth, Bowling and Richards, met four times during 2000. The Audit Committee reviews the annual audits by the Company's independent public accountants, reviews and evaluates internal accounting controls, recommends the selection of the Company's independent public accountants, reviews and passes upon (or ratifies) related party transactions and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. See "Audit Committee Report."

   Compensation Committee. The Compensation Committee, which currently consists of Messrs. Richards and Bowling, met eleven times during 2000. The Compensation Committee makes recommendations on executive compensation and selects those persons eligible to receive grants of stock, stock options and stock appreciation rights under the Company's Nonqualified Stock Option Plan. See "Compensation Committee Report."

   Executive Committee. The Executive Committee, which currently consists of Messrs. Tennenbaum and Gold, met one time during 2000. The primary function of the Executive Committee is director-level review and approval of non-routine matters of significance during the periods between scheduled meetings of the Board.

   Finance Committee. The Finance Committee, which currently consists of Messrs. Gold and Holdsworth, was formed in 2000 and met 5 times during 2000. The Finance Committee meets monthly with Company management to review the operating results of the Company and also acts as the oversight committee for the Company's defined benefit plans.

Compensation of the Company's Directors

   The Company currently has an arrangement whereby each director earns an annual retainer of $18,000, and $1,000 plus expenses for attendance at each meeting of the Board and related activities. The directors also earn $1,000 plus expenses in connection with attendance at each meeting of the Audit Committee, the Executive Committee, the Finance Committee and the Compensation Committee, except when a committee meets in conjunction with a full Board meeting. Directors who are employees of the Company are eligible to receive stock options under the Company's Nonqualified Stock Option Plan.

   Pursuant to the Company's Nonqualified Stock Option Plan, outside directors receive fully vested options on December 10 of each year. The number of shares subject to options granted in any such year is equal to one share of Common Stock for each two dollars of the director's base compensation (annual retainer plus regular board meeting fees for a maximum of four meetings or, currently, $22,000) paid to the director during the year in which the option is granted. The Board of Directors has approved an amendment to this option grant provision for outside directors under the Non-Qualified Option Plan. See "PROPOSAL 2-- APPROVAL OF AMENDMENT TO THE NON-QUALIFIED OPTION PLAN OF THE COMPANY."

   In November 1990, the Board adopted a three-year retirement benefit for the directors of the Company, payable after they retire or otherwise terminate their service as a director of the Company. In December 1993, the Board amended the retirement benefit. Directors retiring from the Company after that date are entitled to benefits as follows:

                                                  Under Five      Five or More
       Retirement Benefit Payable              Years of Service Years of Service
       --------------------------              ---------------- ----------------
       1st Year...............................      $4,500           $9,000
       2nd Year...............................      $3,000           $6,000
       3rd Year...............................      $1,500           $3,000

   All current directors, as well as two former directors, Donald C. Hannah and George E. R. Kinnear II (who resigned as directors effective September 7, 1999) are currently entitled to or are eligible for benefits according to the benefits schedule in effect at the time of such director's retirement. Upon retirement, this benefit is paid to former directors on a quarterly basis for the three-year term of the benefit.

Compensation Committee Interlocks and Insider Participation

   Currently, the Compensation Committee consists of Messrs. Richards and Bowling. There were no insider participations nor Compensation Committee interlocks among the members of the Company's Compensation Committee during 2000.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Management

   The following table sets forth certain information with respect to each of the executive officers and certain key employees of the Company as of March 30, 2001.

Name                       Age                     Position
----                       ---                     --------
Ronald A. Aramini.........  55 President, Chief Executive Officer and Director
John R. Lee...............  54 Senior Vice President and Chief Financial Officer
Doris K. Sewell...........  42 Vice President--Legal and Corporate Affairs
Richard G. Godin..........  48 Vice President--Finance
Armando Sassoli...........  47 Vice President--Business Development
Raymond J. Hauck..........  53 President of Pemco Aeroplex, Inc.
Eric L. Wildhagen.........  46 Vice President--Engineering and Product Support

   Ronald A. Aramini was appointed as a member of the Board and became President and Chief Executive Officer of the Company in January 2000. For additional information regarding Mr. Aramini, see "PROPOSAL 1--ELECTION OF DIRECTORS--Director Nominees and Current Directors."

   John R. Lee has served as Senior Vice President and Chief Financial Officer since May 2000. From 1987 through May 2000, Mr. Lee served as Vice President, Finance of Teledyne Brown Engineering, a division of Teledyne Technologies, Inc., a conglomerate of high technology businesses. Mr. Lee's responsibilities at Teledyne Brown Engineering included oversight of financial reporting, contract administration, forecasting and accounting matters. In addition, Mr. Lee was actively involved in strategic planning, acquisition and divestiture activities.

   Doris K. Sewell has served as Vice President--Legal and Corporate Affairs of the Company since April 2000. From November 1995 to April 2000, Ms. Sewell served as Vice President, Corporate Counsel for Just For Feet, Inc., a national athletic shoe retailer with over 300 stores. Her areas of responsibility included acquisition and development, contracts, leasing, human resources, labor and employment, litigation administration, claims and intellectual property.

   Richard G. Godin has served as Vice President--Finance of the Company since December 1998. From January 1998 to November 1998, Mr. Godin worked as an independent financial consultant. From January 1994 to October 1997, he served as Vice President of Finance and Administration for Convergent Group Corporation and from 1993 to 1994 he served as Chief Financial Officer of Graphic Data Systems Corporation.

   Armando Sassoli has served as Vice President--Business Development of the Company since March 2000. From 1993 to January 2000, Mr. Sassoli served as Vice President of Business Development for Dee Howard Aircraft Maintenance. His areas of responsibility included marketing, sales, customer relations and business development.

   Raymond J. Hauck has served as the President of Pemco Aeroplex, Inc., a subsidiary of the Company, since October 1999. Mr. Hauck has nearly 30 years of aircraft maintenance experience, with 25 years in the U.S. Air Force. From June 1996 to October 1999, Mr. Hauck served as the General Manager of Pemco Aeroplex, Inc. In June 1996, Mr. Hauck retired from the U.S. Air Force as a Colonel.

   Eric L. Wildhagen has served as Vice President--Engineering and Product Support since February 2001. From 2000 to 2001, Mr. Wildhagen served as Group Head--Mechanical Engineering, Gulfstream Corporation. From 1988 through 2000, Mr. Wildhagen served as Manager of Engineering for BAE Systems Corporation, an aircraft modification company.

Executive Compensation and Other Information

 Summary of Compensation

   The following table sets forth a summary of the compensation paid or accrued during each of the last three fiscal years with regard to (i) the Company's Chief Executive Officer and (ii) the four (4) other highest paid executive officers of the Company who were serving in this capacity at the end of 2000 whose total salary and bonus exceeded $100,000 during 2000 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                                                  Compensation
                                                                     Awards
                                                                  ------------
                                    Annual Compensation
                          ---------------------------------------  Securities
Name and Principal                                 Other Annual    Underlying     Other All
Position                  Year Salary($) Bonus($) Compensation($)  Options(#)  Compensation($)
------------------        ---- --------- -------- --------------- ------------ ---------------
Ronald A. Aramini(1)....  2000  250,008      -0-      22,110(2)     100,000        56,446(3)
President and Chief
 Executive Officer

John R. Lee(1)..........  2000  120,313      -0-         N/A         30,000        79,882(3)
Senior Vice President
 and Chief Financial
 Officer

Raymond J. Hauck(1).....  2000  165,158   30,000         N/A         14,000           -0-
President, Pemco
 Aeroplex, Inc.

Richard G. Godin(1).....  2000  128,646   10,000         N/A          5,000        42,347(3)
Vice President--Finance

Armando Sassoli(1)......  2000  100,529    5,000         N/A          8,000        58,693(3)
Vice President--Business
 Development

--------
(1) Messrs. Aramini, Lee and Sassoli each joined the Company during 2000. Messrs. Hauck and Godin each qualified as Named Executive Officers during 2000.

(2)  Amount reflects Board fees paid to Mr. Aramini.

(3) Amounts reflect expenses paid in association with relocation to Birmingham, Alabama.

 Option Grants

   The following table sets forth certain summary information concerning individual grants of stock options made during 2000 to the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                                                           Potential Realizable
                                                                                   Value
                           Number of    Percent of                          at Assumed Rates of
                          Securities   Total Options                      Stock Price Appreciation
                          Underlying    Granted to   Exercise               for Option Term(2)
                            Options    Employees in   Price   Expiration --------------------------
Name                     Granted(#)(1)  Fiscal Year   ($/Sh)     Date         5%          10%
----                     ------------- ------------- -------- ---------- ------------ -------------
Ronald A. Aramini.......    100,000        41.5%      $8.72    12-01-09    $1,402,396   $2,261,743
John R. Lee.............     30,000        12.5%       9.53     4-10-10       465,701      741,551
Raymond J. Hauck........     14,000         5.8%       9.53     4-10-10       217,327      346,057
Richard G. Godin........      5,000         2.1%       9.53     4-10-10        77,617      123,592
Armando Sassoli.........      8,000         3.3%       9.25     3-20-10       120,538      191,937

--------
(1) These options were granted pursuant to the Company's Non-Qualified Stock Option Plan.

(2) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

 Options Exercised

   The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during 2000, and the number of options and value of unexercised options held by such persons at December 31, 2000.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                         Number of Shares
                                                      Underlying Unexercised     Value of Unexercised
                                                         Options at Fiscal       in-the-Money Options
                            Number of                       Year-End(#)          at Fiscal Year-End($)
                         Shares Acquired    Value    ------------------------- -------------------------
Name                       on Exercise   Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     --------------- ----------- ------------------------- -------------------------
Ronald A. Aramini.......       -0-           N/A           20,000/80,000           $60,600/$242,400
John R. Lee.............       -0-           N/A            6,000/24,000            $13,320/$53,280
Raymond J. Hauck........       -0-           N/A            1,568/18,707             $3,430/$41,377
Richard G. Godin........       -0-           N/A               523/6,569             $1,046/$14,238
Armando Sassoli.........       -0-           N/A             2,000/6,000             $5,000/$15,000

 Pension Plans

   The executive officers of the Company are eligible to participate in the pension plan of Pemco Aeroplex, Inc., which is a wholly-owned subsidiary of the Company (the "Pension Plan"). The following table sets forth the annual retirement benefits payable under the Pension Plan upon retirement at age 65 assuming (i) an employee's average annual compensation for the five-year period preceding retirement and (ii) actual retirement on January 1, 2001. The Pension Plan is a tax qualified defined benefit plan and is subject to certain maximum benefit provisions. The Pension Plan benefit formula is equal to:

(a) 1% of the employee's final average compensation for the last five years of benefit service not to exceed $160,000 for 2000, less $6,600, multiplied by the employee's years of credited service (not to exceed 30 years), plus

(b) $144 multiplied by the employee's years of credited service (not to exceed 30 years).

   The compensation utilized in the Pension Plan formula includes base pay and does not consider bonuses. Pension Plan benefits are not subject to deduction for Social Security or other offset amounts.

                                                        Years of Service
                                                 -------------------------------
      Remuneration                                 15      20      25      30
      ------------                               ------- ------- ------- -------
      $125,000.................................. $19,920 $26,560 $33,200 $39,840
       150,000..................................  23,670  31,560  39,450  47,340
       175,000..................................  25,170  33,560  41,950  50,340
       200,000..................................  25,170  33,560  41,950  50,340
       225,000..................................  25,170  33,560  41,950  50,340
       250,000..................................  25,170  33,560  41,950  50,340
       300,000..................................  25,170  33,560  41,950  50,340
       400,000..................................  25,170  33,560  41,950  50,340
       450,000..................................  25,170  33,560  41,950  50,340
       500,000..................................  25,170  33,560  41,950  50,340

   Assumes:  1. Remuneration is latest 5-year average annual salary.
             2. Retirement is at age 65 or later.
             3. No joint and survivor option elected.

   To date, no Named Executive Officer has earned a material level of vested benefits under the Pension Plan.

 Compensation Plans

   On November 2, 1990, the Board adopted a 401(k) Savings Plan for employees of the Company and its subsidiaries effective October 1, 1990 (the "401(k) Plan"), which is qualified under Subsection 401(k) of the Code. All employees of the Company and its subsidiaries who (i) are not covered by any collective bargaining agreement and (ii) have attained age 21, may join the 401(k) Plan. The 401(k) Plan allows employees to defer some of their pre-tax income by investing in the 401(k) Plan. Deferred amounts representing up to 15% of compensation per year (not to exceed $10,500 in 2000) can be deposited into the 401(k) Plan where they may earn income tax-free until distribution. Although the 401(k) Plan allows for matching contributions by the Company, none have been made as of the date of this Proxy Statement. The 401(k) Plan currently is administered by an administrative committee composed of four employees of the Company who are not executive officers or directors of the Company. Directors who are not also employees of the Company are not eligible to participate in the 401(k) Plan.

Employment Contracts

   Pursuant to an agreement effective January 1, 2000 (the "Employment Agreement"), Ronald A. Aramini became President and Chief Executive Officer of the Company. The Employment Agreement covers the period from January 1, 2000 until December 31, 2004 (the "Employment Period").

   The Employment Agreement provides for an annual base salary of $250,000, with the base salary to be reviewed by the Company in its discretion from time to time. Mr. Aramini is entitled to an annual bonus which could permit him to earn up to 100% of his base salary depending on the operating profits of the Company and the performance of Mr. Aramini. The Employment Agreement also grants Mr. Aramini options to purchase 100,000 shares of the Common Stock, 20% of which vested immediately and the remainder vest at the rate of 20% per year over the Employment Period. Mr. Aramini is also entitled to vacation, employee benefits under the Company's employee benefits plans, and a household improvement allowance in conjunction with his move to the Birmingham, Alabama area.

   Under the Employment Agreement, Mr. Aramini is entitled to various amounts on the termination of his employment. In the event Mr. Aramini is terminated without cause, he is entitled to receive his base salary and employee benefits until the earliest of (i) twenty-four (24) months following the date of termination, (ii) the expiration of the Employment Period or (iii) the date Mr. Aramini becomes eligible to receive such salary and benefits from some other source (determined on a benefit-by-benefit basis). In addition, in the event Mr. Aramini is terminated without cause or if a change in control of the Company occurs, any unvested stock options will immediately vest. If Mr. Aramini is terminated with cause, he is entitled to receive his base salary and accrued vacation through the date of his termination.

Compensation Committee Report

   The Compensation Committee is responsible for administering the Company's compensation policies and practices and approves all elements of compensation for executive officers. Set forth below in full is the Report of the Compensation Committee regarding the compensation paid by the Company to its executive officers during 2000.

 Compensation Philosophy

   In determining the compensation payable to the Company's executive officers, the Compensation Committee seeks to achieve the following objectives:

  . Motivate executives to achieve the goals set forth in the Company's annual business plan,

  . Focus participants on achieving predetermined individual/team goals that complement the annual business plan,

  . Provide the opportunity for participants to earn highly competitive compensation in a cost effective manner, and

  . Create a common interest between executive officers and the Company's stockholders through the use of stock options that link a portion of each executive officer's compensation to the value of the Common Stock.

 Compensation Program Review

   During the last quarter of 1999 and the first quarter of 2000, the Compensation Committee, with the approval of the Board, engaged William M. Mercer, Inc. to conduct a comprehensive review of the Company's executive compensation program with the objective of determining how the program compared with competitive industry programs. This review included comparisons of executive salary and bonus programs as well as comparisons of the Board's compensation with other similar businesses. After a review of this study, the Board authorized the Company to establish a more formal and comprehensive compensation program which was implemented during 2000 (the "Plan"). The Plan defines the process and standards for awarding both cash awards, and, to a selective number of key executives, stock option awards to recognize long term objectives. The Plan targets management as well as selected key contributors of the Company's business units. The Plan is based upon the following target award concepts:

  .  Short Term:

    -- Participants are eligible for a target annual incentive to be paid in cash that is expressed as a percentage of base salary. In 2000 the incentive was based 50% on Company financial performance and 50% on personal goal achievement. In 2001 this incentive will be based 70% on Company financial performance and 30% on personal goal achievement;

    -- Incentive award size will be generally consistent with competitive pay levels for each organizational level and will reflect internal value to the Company; and

    -- Assuming the Company's threshold performance levels are achieved, target incentive awards will be adjusted based on the Company's performance versus corporate goals and on individual performance versus individual or team goals.

  .  Long Term:

    -- A selective number of executives may be recommended to receive stock options each year with these options vesting over a period determined by the Compensation Committee.

 Other Compensation Committee Activities

   As the Company's executive management and staff have been enhanced, the Compensation Committee has been active with the Board and Chief Executive Officer to review all compensation offers made to key executives to ensure consistency with the results of the Mercer studies and the guidelines of the Plan.

 Compensation of Chief Executive Officer

   Mr. Ronald A. Aramini was hired as President and Chief Executive Officer of the Company effective January 1, 2000. In determining Mr. Aramini's salary and benefits, the Compensation Committee surveyed senior management compensation at comparable companies, determined an acceptable range for the Company, and established the final amounts through negotiations with Mr. Aramini. Mr. Aramini's base salary was set at $250,000 with an annual bonus potential of up to 100% of his base salary and an initial stock option grant of 100,000 shares, 20% of which vested immediately and the remainder of which vest at the rate of 20% per year over the next four years.

 Deductibility of Compensation in Excess of $1 Million Per Year

   Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 2000 and 2001, the Company does not anticipate that there will be nondeductible compensation for the Company positions in question. The Compensation Committee plans to continue to review the matter for 2001 and future years in order to determine the extent of possible modification to the Company's compensation arrangements.

                                         Compensation Committee:

                                         Harold T. Bowling
                                         General Thomas C. Richards

                         STOCK PRICE PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholder return on the Common Stock, Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace/Defense Stock Index and Standard & Poor's Airline Stock Index as prepared by Standard & Poor's Compustat--Custom Business Unit. The graph assumes that $100 was invested in each security/market index on December 31, 1995 and calculates the return through December 31, 2000, assuming all dividends are reinvested. The stock price of the Common Stock on the following graph is not necessarily indicative of future stock price performance.

                        [STOCK PRICE PERFORMANCE GRAPH]

                                     Total Return to Shareholders

                                           INDEXED RETURNS

                         BASE                   Years Ended
                        PERIOD  -------------------------------------------
Company/Index           DEC95    DEC96    DEC97    DEC98    DEC99    DEC00
-------------          -------  -------  -------  -------  -------  -------
PEMCO AVIATION INC     $100.00  $137.50  $ 56.20  $ 90.63  $246.88  $312.50
S&P 500 INDEX          $100.00  $122.96  $163.98  $210.85  $255.21  $231.98
AEROSPACE/DEFENSE-500  $100.00  $133.76  $137.61  $105.49  $102.77  $162.02
AIRLINES-500           $100.00  $109.63  $184.51  $178.50  $177.03  $263.77


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management

   On November 12, 1999 the Company's Senior Subordinated Loan with the Bank of America, N.A., under which it had borrowed approximately $6.2 million at an interest rate of 13.5%, was purchased by the Special Value Bond Fund, LLC. ("Special Value"). Special Value is an investment fund managed by Michael E. Tennenbaum, the Chairman of the Board of the Company. The terms of the Senior Subordinated Loan remain unchanged from the original agreement. On November 2, 2000, the Company entered into new primary credit facilities with Wells Fargo Business Credit, Inc. The new credit facilities include an increase in possible total borrowings. In connection with the Company's new credit facilities, the Company paid Special Value a fee of 1.5%, $92,250, for its consent to increase the cap under the previous facility. The Senior Subordinated Loan is being repaid over five equal installments commencing on August 31, 2000. As of April 1, 2001, the Company had one installment of $1,230,000 remaining under this obligation.

   On September 7, 1999, Matthew L. Gold, the former Chairman, President and Chief Executive Officer of the Company and a current member of the Board, entered into a severance agreement (the "Severance Agreement") with the Company. The Severance Agreement provides Mr. Gold with medical benefits for the remainder of his life and total payments of approximately $1.4 million payable ratably over three years and commencing on January 1, 2000.

   The Company currently has an arrangement whereby non-employee directors are compensated as consultants for Company related activities that are outside of their normal duties as directors and members of committees of the Board of Directors. The arrangement provides for compensation at the rate of $2,000 per eight-hour day. During 2000 the Company paid the following amounts to non-employee directors as consultants: Michael E. Tennenbaum--$75,500, H. T. "Skip" Bowling--$62,000, Mark K. Holdsworth--$43,500, Thomas C. Richards--$23,750, and Matthew L. Gold--$23,500.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of shares of the Common Stock as of March 30, 2001 by (i) the Named Executive Officers and directors, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to own beneficially more than five percent of the Common Stock.

                                   Amount and Nature of   Percent Beneficially
       Name and Address(1)        Beneficial Ownership(2)      Owned (%)
       -------------------        ----------------------- --------------------
Michael E. Tennenbaum............        1,492,652(3)            33.84%
Tennenbaum & Co., LLC............        1,477,808(4)            33.50%
Matthew L. Gold..................        1,264,358(5)            28.66%
TCO/PSI, LLC.....................        1,026,908               23.28%
Hovan Capital Management, LLC....          400,150                9.07%
Special Value Bond Fund, LLC.....          365,900(6)             8.29%
Bank of America, N.A.............          349,899                7.93%
Rustic Canyon Ventures, L.P......          300,000                6.80%
MassMutual Life Insurance
 Company.........................          300,000(7)             6.80%
MassMutual High Yield Partners
 II, LLC.........................          300,000(8)             6.80%
Ronald A. Aramini................           45,000                1.02%
Thomas C. Richards...............           39,594                   *
Mark K. Holdsworth...............           15,277                   *
John R. Lee......................           14,750                   *
Harold T. "Skip" Bowling.........           14,498                   *
Raymond J. Hauck.................            9,069                   *
Doris K. Sewell..................            6,500                   *
Armando Sassoli..................            6,500                   *
Richard G. Godin.................            4,773                   *
Eric L. Wildhagen................            1,500                   *
All Executive Officers and
 Directors
 as a group (17 Persons).........        1,895,063               42.96%

--------
* Less than 1%

(1) The address for Michael E. Tennenbaum, Tennenbaum & Co., LLC ("Tennenbaum LLC") and Special Value Bond Fund, LLC ("Special Value") is 11100 Santa Monica Boulevard, Suite 210, Los Angeles, California 90036. The address for Mr. Gold is P.O. Box 142, Granby, Colorado 80446. The address for TCO/PSI, LLC ("TCO/PSI") is 1943 North 50th Street, Birmingham, Alabama 35212. The address for Rustic Canyon Ventures, L.P. ("Rustic Canyon") is 220 West 1st Street, 6th Floor, Los Angeles, California 90012. The address of Hovan Capital Management, LLC is 81 Beach Road, Belvedere, California 94920. The address for Bank of America, N.A., is 315 Montgomery Street, 13th Floor, San Francisco, California 94104. The address for MassMutual High Yield ("MassMutual High Yield") and MassMutual Life Insurance ("MassMutual Insurance") is 1295 State Street, Springfield, Massachusetts 01111-0001.

(2) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days of March 30, 2001 ("Option Shares"): Mr. Tennenbaum--14,844 Option Shares; Mr. Gold-- 203,996 Option Shares; Mr. Aramini--45,000 Option Shares; General Richards--39,594 Option Shares; Mr. Holdsworth--14,844 Option Shares; Mr. Bowling--14,498 Option Shares; Ms. Sewell--6,500 Option Shares; Mr. Sassoli--6,500 Option Shares; Mr. Lee--14,498 Option Shares;

    Mr. Hauck--14,750 Option Shares; Mr. Godin--4,773 Option Shares; and Mr. Wildhagen--1,500 Option Shares.

(3) Includes 1,026,908 shares of Common Stock owned by TCO/PSI, 365,900 shares of Common Stock owned by Special Value and 85,000 shares of Common Stock owned by Tennenbaum LLC. Special Value is managed by Tennenbaum LLC and Tennenbaum LLC is a managing member of TCO/PSI. Mr. Tennenbaum is the managing member of Tennenbaum LLC and may be deemed to beneficially own these shares for purposes of this table.

(4) Includes 1,026,908 shares of Common Stock owned by TCO/PSI and 365,900 shares owned by Special Value.

(5) Mr. Gold is a managing member of TCO/PSI. As such, for purposes of this table, he may be deemed to beneficially own 1,026,908 shares of Common Stock held by TCO/PSI.

(6) SVIM/MSM, LLC, the managing member of Special Value, and Special Value Investment Management, LLC, the investment advisor to Special Value, may each be deemed to beneficially own these shares.

(7) Includes 150,000 shares of Common Stock owned by MassMutual High Yield. MassMutual Insurance provides investment advice to MassMutual High Yield and may be deemed to beneficially own these shares for purposes of this table.

(8) Includes 150,000 shares of Common Stock owned by MassMutual Insurance.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during 2000.

                                  PROPOSAL 2
            APPROVAL OF AMENDMENT TO THE NON-QUALIFIED OPTION PLAN
                                OF THE COMPANY

   The Company's Non-Qualified Stock Option Plan, as amended (the "NQSO Plan"), was originally adopted by the Company in September 1989. On March 8, 2001, the Board of Directors of the Company approved an amendment to the NQSO Plan that amends three material provisions of the NQSO Plan (the "Option Plan Amendment"). If adopted by the Stockholders of the Company, the Option Plan Amendment would be effective as of March 8, 2001. The NQSO Plan, as amended by the Option Plan Amendment, is included in this Proxy Statement as Exhibit A. The three proposed material amended provisions are summarized as follows:

   1. Increase in Number of Shares Reserved for Issuance Under the NQSO Plan. The first proposed amendment increases the maximum number of shares of Common Stock subject to the NQSO Plan from 1,000,000 shares to 1,500,000 shares.

   2. Change in Definition of "Fair Market Value." The definition of fair market value as described in Section 2.L. of the existing NQSO Plan is proposed to be amended. The proposed amendment states that the fair market value of Common Stock for options and stock appreciation rights granted under the NQSO Plan would be determined either by established trading prices on a stock exchange, in an over-the-counter market, or otherwise, as the mean of the highest and lowest quoted selling price on the date upon which an option or stock appreciation right is granted. If there are no sales of the applicable stock on such date, then fair market value would be determined in accordance with Treasury Regulation Section 20.2031-2 or successor regulations (the "Valuation Regulation"). The Valuation Regulation provides that if there are no sales of applicable stock on the valuation date, fair market value is determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the valuation date. This definition is consistent with the current definition of fair market value in the existing NQSO Plan, except that it removes certain discretion of the Compensation Committee in the existing NQSO Plan to specify that the valuation of the option or stock appreciation right can be determined based on a valuation period of up to ninety days preceding the date of grant.

   3. Grants of Options to Outside Directors. Section 7 of the existing NQSO Plan provides that the non-employee directors of the Company are to be granted on December 10 of each year an amount of options based on a formula which is tied to the directors' cash board fees for that calendar year. The existing formula provides for a reduction in the number of options granted based on the number of board meetings missed. During 2000, the highest number of options available for grant to non-employee directors based on 2000 cash board fees was an option grant of 11,000 shares. The 2000 options for non-employee directors were granted in December 2000. The proposed amendment to Section 7 would provide that outside directors receive an annual grant of options for 20,000 shares of Common Stock on the same date beginning March 8, 2001 and each year thereafter on which the Compensation Committee makes its annual grant of options to the Company's officers and other key employees. The proposed revision to the annual grant of options to outside directors would not be tied to Board meeting attendance.

   The Company's Board of Directors and its Compensation Committee believe that these proposed amendments are necessary and in the best interests of the Company. The amendments encourage stock ownership by management and members of the Board of Directors, permit the Company to attract and retain officers, directors, consultants and independent contractors, and continue to provide incentives and promote the financial success and progress of the Company. In addition, the grant of stock options in particular can be made without the expenditure of the Company's cash or other liquid resources, which are being preserved for the Company's expansion of its customer base and exploration of strategic alternatives to enhance shareholder value. Accordingly, the stockholders are being asked to approve the amendments described above which will (i) increase the aggregate number of shares of Common Stock subject to the NQSO Plan from 1,000,000 shares to 1,500,000 shares; (ii) revise the current definition of fair market value relating to grants of options and stock appreciation rights; and (iii) revise the provisions of automatic stock option grants to outside directors.

New Plan Benefits

   The following table sets forth the options to be granted under the NQSO Plan in 2001 to all of the current non-employee Directors as a group.

                        NON-QUALIFIED STOCK OPTION PLAN

                                                              Number of Shares
                                                             Underlying Options
Group                                                             Granted
-----                                                        ------------------
Non-Executive Director Group (5 non-executive Directors)....      100,000

Vote Required; Board Recommendation

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by Proxy and entitled to vote at the Annual Meeting is required to approve the Option Plan Amendment. Abstentions and broker non-votes will not affect the approval of the Option Plan Amendment.

Unless instructed to the contrary, the shares represented by the Proxies will be voted to approve the Option Plan Amendment.

   The Board of Directors recommends a vote "FOR" the approval of the Option Plan Amendment.

Summary of Non-Qualified Stock Option Plan

   The following is a summary description of the NQSO Plan, as amended by the Option Plan Amendment. The summary description is not intended to be a complete description of the NQSO Plan, as amended. Reference should be made to a copy of the NQSO Plan, as amended, attached hereto as Exhibit A.

 Administration

   The NQSO Plan is administered by the Compensation Committee, which has the sole authority to select the individuals to whom grants may be made under the NQSO Plan and to determine the type of incentive awards to be granted, the number of shares of stock to be covered by each award and the terms and conditions of awards granted under the NQSO Plan.

 Shares Reserved Under the NQSO Plan; Eligibility

   The total number of shares of Common Stock authorized and available for distribution under the NQSO Plan shall be 1,500,000 (subject to appropriate adjustments to reflect changes in the capitalization of the Company). Persons eligible for participation in the NQSO Plan include employees, officers, directors, consultants and independent contractors of the Company, or its affiliated companies. Employees of the Company are eligible to receive awards for no more than 500,000 shares of Common Stock per employee. Grants to non-employee directors may only be awarded pursuant to formula grants as determined by the NQSO Plan.

 Stock Based Awards

   The types of incentive awards that may be granted under the NQSO Plan are described below.

   Stock Options. Stock options may be granted either alone or in conjunction with other awards under the NQSO Plan. Stock options granted under the NQSO Plan shall be non-qualified stock options.

   The exercise price per share of stock which may be purchased pursuant to exercise of a stock option shall be determined by the Compensation Committee, but shall not be less than 50% of the fair market value of the stock on the date of grant of the option. Options granted to officers and directors shall have an option price of 100% of the fair market value of Common Stock on the date of grant. The term of each stock option shall be fixed by the Compensation Committee.

   Stock options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee. The conditions may include time of service, price of the Company's stock or any other criteria.

   Stock options may be exercised in whole or in part at any time by giving written notice of exercise to the Company and tendering payment in full for the shares. Payment may be made in cash or, if permitted by the Compensation Committee, by surrender of shares of stock of the Company owned by the optionee. If permitted by the Compensation Committee, payment may also be made by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds attributable to the purchased shares needed to pay the exercise price. The Committee may also permit a participant to effect a net exercise of an option without tendering any shares of Common Stock as payment for the option.

   If the Company or its shareholders enter into an agreement to effect a change of control of the Company, any option granted pursuant to the NQSO Plan shall become immediately exercisable.

   Reload Options. Concurrently with the award of options under the NQSO Plan, the Compensation Committee may authorize reload options to purchase, for cash or shares, the number of shares of Common Stock used to exercise the underlying option. Each notice evidencing the grant of an option shall state whether the Compensation Committee has authorized reload options with respect to the underlying option grant. The option price per share of the Common Stock deliverable upon exercise of a reload option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying option. Each reload option is fully exercisable from the date of exercise of the underlying option and shall remain exercisable for the remaining term of the underlying option.

   Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted in conjunction with stock options granted under the NQSO Plan, or may be granted alone. Upon the exercise of an SAR, a participant shall be entitled to receive shares of Common Stock equal in value to the excess of the fair market value of one share of stock over the exercise price per share specified in the related option or SAR, multiplied by the number of shares in respect of which the SAR shall have been exercised.

   Stock Grants. Shares of Common Stock may be issued either alone or in addition to other awards granted under the NQSO Plan subject to such conditions or to no conditions as may be determined by the Compensation Committee. Recipients of stock grants will not be required to pay for the acquisition of Common Stock but will be subject to tax consequences and resale restrictions.

   Grants to Outside Directors. Beginning in 2001 and each year thereafter in which the Compensation Committee makes its annual grant of options to the Company's officers and other key employees, each director who is not an employee of the Company will be granted an option for 20,000 shares of Common Stock, without further action by the Compensation Committee. The exercise price for options granted to outside directors under this provision shall be 100% of the fair market value of the Common Stock on the date of grant. Each option granted to directors under this provision shall include authorization for a reload option in accordance with the terms of the NQSO Plan.

 Termination and Amendment of the NQSO Plan

   The NQSO Plan shall terminate on September 8, 2009. Subject to certain limitations, the Board of Directors of the Company or the Compensation Committee may at any time amend or revise the terms of the NQSO Plan provided that no such amendment or revision shall (i) increase the maximum aggregate number of shares that may be issued pursuant to awards granted under the NQSO Plan or (ii) effect any change to the NQSO Plan which is required to be approved by shareholders by law.

 Employment Requirements

   Each recipient of an award, if requested by the Compensation Committee, must agree in writing as a condition of the granting of the award to remain in the employ of the Company for a period or periods specified by the Compensation Committee. Such period shall in no event exceed an aggregate of four years.

 Rights Upon Termination of Employment, Director, Consultant or Independent Contractor Status; Rights Upon Death

   If an award recipient ceases to be employed by the Company or ceases to serve as a director, consultant or independent contractor of the Company for any reason other than death or retirement, his or her award shall terminate one year from the date that the recipient ceases to be employed by or serve as a director, consultant or independent contractor of the Company. The Compensation Committee may, in its discretion, allow options and SARs to remain exercisable for up to one additional year for each year of service to the Company by the award recipient (up to a maximum of five years after the date of termination). If the recipient dies while he or she is an employee, director or consultant of the Company, his or her options and SARs shall remain exercisable for one year after the date of death unless the options, SARs or the NQSO Plan otherwise provide for earlier termination.

 Transferability of Awards

   Awards granted pursuant to the NQSO Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. During the lifetime of the award recipient, options and SARs may only be exercised by the recipient or by his or her guardian or legal representative.

 Discussion of Federal Income Tax Consequences

   The following statements are based on current interpretations of existing Federal income tax laws. The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

   Stock Options. There are no Federal income tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of a non-qualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will be taxable to the optionee as compensation income and will be deductible for tax purposes by the Company. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no further tax consequences for the Company.

   Stock Appreciation Rights. The grant of an SAR generally does not result in income to the grantee or in a deduction for the Company. Upon the exercise of an SAR, the grantee will recognize ordinary income and the Company will be entitled to a tax deduction measured by the fair market value of the shares plus any cash received.

   Stock Grants. The grant of stock generally does not result in income to the grantee or in a deduction for the Company, assuming the shares transferred are subject to restrictions which constitute a "substantial risk of forfeiture" and the grantee does not make a special tax election. If there are no such restrictions and no special tax election is made, the grantee would recognize compensation income upon receipt of the shares. Dividends paid to the grantee while the stock is subject to such restrictions, absent a special tax election, would be treated as compensation for Federal income tax purposes. At the time the restrictions lapse, the grantee would recognize compensation income for the difference between the fair market value of such shares and the price paid, if any, and the Company would be entitled to a tax deduction of an equal amount.

                                   PROPOSAL 3
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

General

   The independent public accounting firm of Arthur Andersen LLP has been engaged by the Company since January 14, 1997, and has audited the financial statements of the Company for the year ended December 31, 2000.

   At the direction of the Board, the ratification of the appointment of Arthur Andersen LLP for the year ending December 31, 2001 is being presented to the stockholders of the Company for approval at the Annual Meeting (the "Appointment of Accountants"). If the Appointment of Accountants is not ratified, the Board will select other independent accountants. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he so desires.

 Audit Fees

   The aggregate fees billed by Arthur Andersen LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000 totaled $217,700.

 Financial Information Systems Design and Implementation Fees

   During the fiscal year ended December 31, 2000, the Company was not charged any fees by Arthur Andersen related to the design or implementation of a financial information system.

 All Other Fees

   Arthur Andersen billed the Company $330,700 during the fiscal year ended December 31, 2000, for services other than those discussed above.

   The Audit Committee considered the provision of non-audit services by Arthur Andersen in its determination regarding Arthur Andersen's independence.

Vote Required; Board Recommendation

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Appointment of Accountants. Abstentions or broker non-votes will not affect the Appointment of Accountants. Unless instructed to the contrary, the shares represented by the Proxies will be voted to approve the Appointment of Accountants.

   After careful consideration, the Board has determined that the Appointment of Accountants is advisable and has directed that it be submitted to the Company's stockholders for their approval. The Board unanimously recommends that you vote in favor of the Appointment of Accountants.

                             AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the rules of The Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter adopted by the Board of Directors on March 16, 2000, which is included as Exhibit B to this Proxy Statement. The Audit Committee hereby submits the following report:

  . We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

  . We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

  . We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          Audit Committee:

                                          Harold T. "Skip" Bowling
                                          Mark K. Holdsworth
                                          Thomas C. Richards

                       DEADLINE FOR SHAREHOLDER PROPOSALS

   Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company by December 15, 2001 to be considered for inclusion in the Company's proxy statement relating to such meeting.

   A stockholder must notify the Company before March 18, 2002 of a proposal for the 2002 Annual Meeting which the stockholder intends to present other than by inclusion in the Company's proxy material. If the Company does not receive such notice prior to March 18, 2002, proxies solicited by the Board of Directors of the Company will confer discretionary authority to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail-- Return Receipt Requested, to Pemco Aviation Group, Inc., Attention: Vice President--Legal and Corporate Affairs, 1943 North 50th Street, Birmingham, Alabama 35212.

                         ANNUAL REPORT TO STOCKHOLDERS

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ENCLOSED WITH THIS PROXY STATEMENT. IF SUCH ANNUAL REPORT ON FORM 10-K IS NOT SO INCLUDED, PLEASE ADDRESS NOTIFICATION TO PEMCO AVIATION GROUP, INC.,
ATTENTION: VICE PRESIDENT--LEGAL AND CORPORATE AFFAIRS, 1943 NORTH 50th STREET, BIRMINGHAM, ALABAMA 35212.

                                 OTHER MATTERS

   The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Ronald A. Aramini
                                          President and Chief Executive
                                           Officer

Birmingham, Alabama
April 14, 2001

                                   EXHIBIT A

                           PEMCO AVIATION GROUP, INC.
                         NONQUALIFIED STOCK OPTION PLAN
                               Dated June 1, 1999
                         As Amended and Restated by the
       Board of Directors of Pemco Aviation Group, Inc. on March 8, 2001

   Section 1. Purpose. The purpose of the PEMCO AVIATION GROUP, INC. (the "Company") Nonqualified Stock Option Plan (the "Plan") is to provide incentives for selected persons to promote the financial success and progress of the Company by granting such persons awards ("Awards") of incentives in the form of options to purchase shares of the Company's Common Stock ("Options"), stock appreciation rights ("SARs"), and Common Stock of the Company ("Stock Grants"). An Award may consist of one or a combination of such incentives and may be made at any time or from time to time.

   Section 2. General Provisions.

    A. Administration. The Plan shall be administered by the Compensation Committee, which shall be comprised of two or more independent outside directors appointed by the Board of Directors (the "Committee"). Notwithstanding the foregoing, if it would be consistent with all applicable laws, including, without limitation, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), and the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (including, without limitation, the regulations relating to Section 162(m) of the Code), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall refer to the Board of Directors. Any action of the Committee shall be taken by majority vote or the unanimous written consent of the Committee members.

    B. Authority of the Committee. Subject to other provisions of the Plan, and with a view towards furtherance of its purpose, the Committee shall have sole authority and absolute discretion:

        1.  to construe and interpret the Plan;

        2.  to define the terms used herein;

        3. to prescribe, amend and rescind rules and regulations relating to the Plan;

        4.  to determine the persons to whom Awards are granted;

        5. to determine the time or times at which Awards shall be granted;

        6.  to determine the number of shares subject to each Award;

        7. to determine all of the other terms and conditions of the Options, SARs, and Stock Grants awarded hereunder; and

        8. to make all other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan.

    All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

    C. Maximum Number of Shares Subject to the Plan. The maximum aggregate number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 2.G of the Plan. The Common Stock subject to the Plan may be divided among the various types of Awards as the Committee determines in its sole discretion from time to time. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan, (a) all shares underlying an Option (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of the Option; (b) in the case of net exercise of an Option, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option; (c) all shares underlying an SAR (including the shares, if any, withheld for tax withholding requirements) shall be counted upon exercise of an SAR; and (d) all shares issued pursuant to a Stock Grant (including the shares, if any, withheld for tax withholding requirements) shall be counted when the shares are no longer subject to any conditions, such as a vesting schedule, and certificates representing such shares have been issued and delivered. If any Options or SARs granted under the Plan expire or terminate for any reason before they have been exercised, the shares subject to such Options or SARs shall again be available under the Plan.

    D. Eligibility and Participation. Subject to the terms of the Plan, Awards may be granted to such employees, officers, directors, consultants and independent contractors of the Company or any Parent, Subsidiary or Affiliate of the Company, as defined below, as the Committee may select from time to time in its sole discretion. Employees of the Company are eligible to receive Awards for no more than an aggregate of 500,000 shares of the Company's Common Stock per employee under the Plan. If any Options or SARs granted to an employee expire unexercised or terminate before vesting, they shall not be included in the foregoing maximum aggregate of 500,000 shares per employee. The Committee, in its sole discretion, shall determine the number of shares of the Company's Common Stock covered by any Award made to executive officers or other employees under the Plan. Grants to non-employee directors of the Company may only be made pursuant to formula grants in the manner and amounts set forth in
        Section 7 hereof, provided that, if, and to the extent that, the Committee or the Board of Directors could exercise authority to determine the amount, price and timing of grants hereunder to its members, consistent with all applicable laws, including, without limitation Rule 16b-3, grants to non-employee directors may be made by the Committee or the Board of Directors as permitted by law. A person may be granted more than one Award under the Plan. As used in the Plan, the following terms shall have the following meanings:

        1. "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Award, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        2. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        3. "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

        4. "Common Stock" means shares of the Company's $.0001 par value common stock, or such other shares as are substituted pursuant to Section 2.G hereof.

    E. Effective Date of Plan. The Plan was adopted by the Company on September 8, 1989 and has been amended thereafter from time to time.

    F. Termination and Amendment of Plan. The Plan shall terminate on September 8, 2009. No Options, SARs, or Stock Grants shall be granted under the Plan after that date. Subject to the limitation contained in Section 2.H of the Plan, the Board or the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Options, SARs, and Stock Grants granted hereunder, provided that no such amendment or revision shall (i) increase the maximum aggregate number of shares that may be issued pursuant to Awards granted under the Plan, except as permitted under Section 2.G of the Plan; or (ii) effect any change to the Plan which is required to be approved by shareholders by law, including without limitation the regulations promulgated under
        Section 162(m) of the Code.

    G. Adjustments. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options, SARs, and Stock Grants may be granted under the Plan. A corresponding adjustment shall be made to the number or kind of shares allocated to unexercised Options and SARs, or portions thereof, and to unvested Options, SARs, and Stock Grants granted prior to any such change. Any such adjustment in outstanding Options or SARs shall be made without change in the aggregate purchase price applicable to the unexercised portion of such Options or SARs, but with a corresponding adjustment in the price for each share covered by the Options or SARs.

    H. Prior Options and Obligations. No amendment, suspension or termination of the Plan shall, without the consent of the person who has received an Award, alter or impair any of that person's Options or obligations under any Award granted under the Plan prior to that amendment, suspension or termination.

    I. Privileges of Stock Ownership. Notwithstanding the exercise of any Option or SAR, or the receipt of any Stock Grant, granted pursuant to the terms of the Plan, no person shall have any of the rights or privileges of a shareholder of the Company with respect to any shares of stock until certificates representing such shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any Option or SAR, or pursuant to a Stock Grant, until there has been compliance with all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities.

    J. Reservation of Shares of Common Stock. During the term of the Plan, the Company will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue shares of common stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Award or shares of its stock hereunder shall relieve the Company of any and all liability with respect to the nonissuance of the Award or the shares of Common Stock as to which the requisite authority shall not have been obtained.

    K. Tax Withholding. The exercise of any Option or SAR, and the receipt of any Stock Grant, is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding obligations under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or delivery or purchase of shares pursuant thereto, then in such event, the exercise of an Option or SAR, or the receipt of a Stock Grant, shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company.

    L. Fair Market Value. The "fair market value" of the Common Stock means if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the date upon which an Option or SAR is granted or (b) if there were no such sales on such date, then in accordance with Treasury Regulation Section 20.2031-2 or successor regulations.

   Section 3. Options.

    A. Option Price. The option price for shares acquired pursuant to the exercise of any Option, in whole or in part, shall be determined by the Committee at the time of the grant of the Option. Such option price may be less than the fair market value of the Company's Common Stock on the date of grant, but in no event shall the option price be less than fifty percent (50%) of the fair market value of the Common Stock on the date of grant. The foregoing notwithstanding, the option price of Options granted to officers or directors shall be 100% of the fair market value of the Company's Common Stock on the date of grant.

    B. Exercise of Options. Each Option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative, as determined by the Committee. No Option may be exercised for a fraction of a share of Common Stock. The option price shall be paid at the time of exercise of the Option in cash or shares of the Company's Common Stock, or in a combination thereof. If permitted by the Committee, payment may also be made by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds attributable to the purchased shares needed to pay the exercise price. If any portion of the purchase price at the time of exercise is paid in shares of Common Stock, those shares shall be tendered at their fair market value on the date of exercise. The Committee may also permit a participant to effect a net exercise of an Option without tendering any shares of the Company's Common Stock as payment for the Option. In such an event, the participant will be deemed to have paid for the exercise of the Option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between the shares that would have been tendered and the number of Options exercised. The Committee may in its discretion and subject to ratification by the entire Board of Directors, loan one or more participants all or a portion of the exercise price, together with the amount of any tax liability incurred by the participant as a result of the exercise of the Option, for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. Non-employee directors may receive such loans for the exercise of their Options without Committee approval or Board ratification.

    C.  Acceleration of Options. Notwithstanding the first sentence of
        Section 3.B of the Plan, if the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger or other reorganization, liquidation, or otherwise, any Option granted pursuant to the Plan shall become immediately exercisable with respect to the full number of shares subject to that Option during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending when the disposition of assets or stock contemplated by that agreement is consummated or the Option is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no Option shall be immediately exercisable under this Section on account of any agreement of merger or other reorganization where the shareholders of the Company immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity (whether the Company or some other entity) immediately after the consummation of the transaction. In the event the transaction contemplated by the agreement referred to in this Section is not consummated, but rather is terminated, canceled or expires, the Options granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

    D. Written Notice Required. Any Option granted pursuant to the Plan shall be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company.

   Section 4. Reload Options. Concurrently with the award of Options under the Plan, the Committee may authorize reload options ("Reload Options") to purchase, for cash or shares, the number of shares of Common Stock used to exercise the underlying Option.

    A. Reload Option Amendment. Each notice evidencing the grant of an Option shall state whether the Committee has authorized Reload Options with respect to the underlying Option. Upon the exercise of an underlying Option, the Reload Option will be evidenced by an amendment to the notice of grant of the underlying Option. Reload Options shall be subject to the terms and conditions in the underlying option agreement and shall be subject to the terms and conditions set forth in the Plan.

    B. Reload Option Price. The option price per share of Common Stock deliverable upon exercise of a Reload Option shall be the fair market value of a share of Common Stock on the date of exercise of the underlying Option.

    C. Term and Exercise. Each Reload Option is fully exercisable from the date of exercise of the underlying Option and shall remain exercisable for the remaining term of the underlying Option. Reload Options may be exercised in the same manner as the underlying Options in accordance with the Plan.

    D. Termination of Employment. No additional Reload Options shall be granted to participants in the Plan when an Option or Reload Option is exercised pursuant to the terms of the Plan following termination of the participant's employment or the cessation of the participant's service to the Company as a director, consultant or independent contractor.

   Section 5. Stock Appreciation Rights. The Committee may, from time to time in its sole discretion, grant SARs in addition to or in conjunction with Options granted hereunder, either at the time of the grant of the Options or at any subsequent time during the term of the Options. Subject to the terms of the Plan, the Committee shall determine and designate the recipients of SARs, the dates SARs are granted, the number of shares subject to SARs, the duration of each SAR, and whether SARs are alternative to any previously or contemporaneously granted Option or Reload Option ("Related Options"). SARs shall be subject to the terms and conditions and evidenced by agreements in the form determined from time to time by the Committee.

    A. Value of SARs. SARs shall entitle their holders to receive a number of shares of the Company's Common Stock equal to (i) the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over a specified price fixed by the Committee, which price may not be less than 100% of the fair market value of a share of Common Stock on the date of the grant, multiplied by (ii) the number of shares as to which the holder is exercising the SAR.

    B. Duration. The term of an SAR granted as an alternative to an Option will be the same as the term of its Related Option; upon exercise of the SAR, the Related Option will terminate, and upon exercise of the Related Option, the SAR will terminate. The term of an SAR granted in addition to and separately from any Option shall be specified by the Committee at the time such SAR is granted.

    C. Exercise of SARs. SARs may be exercised according to their terms by providing written notice to the Company at any time prior to the expiration of the SAR. No SAR may be exercised for a fraction of a share of Common Stock. If the SAR is alternative to an Option, the Related Option shall be deemed terminated to the extent the SAR is exercised.

   Section 6. Stock Grants. The Committee may, from time to time in its sole discretion, grant shares of the Company's Common Stock under the Plan. Such Stock Grants may be awarded with or without conditions, such as vesting schedules or performance requirements. Recipients of Stock Grants will not be required to pay for the acquisition of the Company's Common Stock but will be subject to tax consequences and resale restrictions.

   Section 7. Grants to Outside Directors. On the same date in 2001 and each year thereafter on which the Committee makes its annual grant of Options to the Company's officers and other key employees, each director who is not an employee of the Company shall be granted an Option for 20,000 shares of Common Stock, without further action by the Committee. The exercise price for Options granted to outside directors under this Section shall be 100% of the fair market value of the Common Stock on the date of grant. Each Option granted in accordance with this Section shall include authorization for a Reload Option in accordance with Section 4 of the Plan.

   Section 8. Terms and Conditions May Differ. The terms and conditions of Awards granted under the Plan may differ as the Committee shall in its discretion determine so long as all Awards satisfy the requirements of the Plan.

   Section 9. Duration of Options and SARs. Each Option and each SAR granted pursuant to the Plan shall expire on the date determined by the Committee which shall be not later than ten years after the date of grant and shall be subject to early termination as provided in the Plan. Subject to the foregoing, Options granted to outside directors pursuant to Section 7 hereof shall be fully vested on the date of grant and shall be exercisable for a period of ten years.

   Section 10. Limitations on Acquiring Voting Stock. No Award may be granted to persons who are not officers or directors of the Company if such Award would cause that person to hold, beneficially or of record, in excess of 5% of the outstanding voting stock of the Company.

   Section 11. Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award granted under the Plan unless the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Further, each recipient of an Award hereunder shall consent to the imposition of a legend on the certificate representing the shares of Common Stock issued hereunder restricting the transferability of such shares as required by law, the Award, or by the Plan.

   Section 12. Employment. Each recipient of an Award, if requested by the Committee, must agree in writing as a condition of the granting of his or her Award, to remain in the employ of the Company or to remain as a consultant to the Company, or any of its Subsidiaries, following the date of the granting of that Award for a period or periods specified by the Committee, which period(s) shall in no event exceed an aggregate of four years. Nothing in the Plan or in any Award granted hereunder shall confer upon any Award recipient any right to continued employment or retainer by the Company or any of its Subsidiaries, or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment or consulting arrangement.

   Section 13. Rights Upon Termination of Employment, Director, Consultant or Independent Contractor Status. If an Award recipient ceases to be employed by the Company or ceases to serve as a director, consultant or independent contractor of the Company, or any Subsidiary, for any reason other than death or retirement, his or her Award shall terminate one year from the date of the Award recipient ceases to be employed by or serve as a director, consultant or independent contractor of the Company; provided that the Committee may, in its discretion, allow Options and SARs to remain exercisable (to the extent exercisable on the date of termination of employment or retainer) for up to one additional year for each year of service to the

Company by the Award recipient (up to a maximum of five years after the date of termination), unless the Option, SAR, or the Plan otherwise provides for earlier termination; and provided further that, for purposes of determining when a director no longer serves the Company, the period during which post-retirement or similar benefits are paid to the director by the Company shall be deemed to be continued service.

   Section 14. Rights Upon Death. Except as otherwise limited by the Committee at the time of the grant of an Option or SAR, if the recipient dies while he or she is an employee, director or consultant of the Company or any Subsidiary, his or her Options and SARs shall remain exercisable for one year after the date of death, unless the Options, SARs, or the Plan otherwise provide for earlier termination. During such exercise period after death, Options and SARs may be fully exercised, to the extent that they remain unexercised on the date of the recipient's death, by the person or persons to whom the recipient's rights to the Options or SARs shall pass by will or by laws of descent and distribution.

   Section 15. Waiver of Vesting Restrictions in the Event of
Retirement. Notwithstanding any provision of the Plan, in the event an Award recipient retires as an employee or director of the Company, or any Subsidiary, the Committee shall have the discretion to waive any vesting restrictions on the retiree's Options, SARs, or Stock Grants.

   Section 16. Awards Not Transferable. Awards granted pursuant to the Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. During the lifetime of the Award recipient, Options and SARs may only be exercised by that recipient or by his or her guardian or legal representative.

   Section 17. Reports to Shareholders. Upon written request, the Company shall furnish to each Award recipient a copy of its most recent Form 10-K Annual Report and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

                                   EXHIBIT B

                           Pemco Aviation Group, Inc.
                            Audit Committee Charter

Organization

   There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

   The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

Responsibilities

   In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the audit committee will:

   . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

   . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

   . Review with the independent auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

   . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

   . Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  . Review accounting and financial human resources and succession planning within the company.

  . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                   PROXY CARD
                           PEMCO AVIATION GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

The undersigned stockholder of Pemco Aviation Group, Inc., a Delaware corporation (the "Company"), hereby appoints Ronald A. Aramini and Mark K. Holdsworth, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company's stockholders to be held on May 17, 2001 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. Proposal 1.--To elect the following persons who are nominees to the Company's board of directors:

      Ronald A. Aramini  Harold T. "Skip" Bowling

              FOR
      (except as indicated
     to the contrary below)   WITHHOLD AUTHORITY For all nominees
              [_]                             [_]

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
 ------------------------------------------------------------------------------

Proposal 2.--To approve the Option Plan Amendment as described in the Notice of Annual Meeting and the accompanying Proxy Statement.

      FOR                            AGAINST                                                   ABSTAIN
      [_]                              [_]                                                       [_]

Proposal 3.--To ratify the Appointment of Accountants as described in the Notice of Annual Meeting and the accompanying Proxy Statement.

      FOR                            AGAINST                                                   ABSTAIN
      [_]                              [_]                                                       [_]

                                                   (Continued on the other side)

(Continued from the other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

                                    PLEASE DATE THIS PROXY AND SIGN IT EXACTLY
                                    AS YOUR NAME OR NAMES APPEAR BELOW. WHEN
                                    SHARES ARE HELD BY JOINT TENANTS, BOTH
                                    SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY,
                                    EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                    GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                    IF SHARES ARE HELD BY A CORPORATION,
                                    PLEASE SIGN IN FULL CORPORATE NAME BY THE
                                    PRESIDENT OR OTHER AUTHORIZED OFFICER. IF
                                    SHARES ARE HELD BY A PARTNERSHIP, PLEASE
                                    SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED
                                    PERSON.

                                    Dated:               , 2001
                                    Signature(s)
                                    ------------------------------------
                                    ------------------------------------

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.